News Release                                                                   Exhibit 99.1

For Information Contact:
Jerald K. Dittmer, Vice President and CFO (563) 272-7400
Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 272-7406

HNI Corporation Announces Record Results for First Quarter Fiscal 2006

MUSCATINE, Iowa (April 20, 2006) - HNI Corporation (NYSE: HNI) today announced record first quarter sales of $648.7 million and net income of $28.5 million for the quarter ending April 1, 2006.

First Quarter

Dollars in Millions	Three Months Ended		Percent
Except per share data	04/01/2006	04/02/2005	Change

Net Sales	$648.7	$562.3	15.4%
Gross Margin	$229.6	$195.8	17.2%
Gross Margin %	35.4%	34.8%
SG&A	$183.7	$155.4	18.2%
SG&A %	28.3%	27.6%
Operating Profit	$45.9	$40.4	13.6%
Operating Profit %	7.1%	7.2%
Net Income	$28.5	$26.1	9.0%

Earnings per share - Diluted	$0.55	$0.47	17.0%

Consolidated net sales for the first quarter increased to $648.7 million, compared to $562.3 million for the same quarter last year.  During the first quarter of 2006, the Corporation completed the acquisition of Lamex, a privately held Chinese manufacturer and marketer of office furniture, as well as two small acquisitions to support operating company strategies in both the office furniture and hearth segments.  These acquisitions, along with acquisitions completed during 2005, accounted for $21 million or 3.7 percentage points of the increase in sales.  "We continued to experience solid organic growth as a result of our investment in front-end selling and brand building initiatives," said Stan Askren, HNI Corporation Chairman, President and CEO.

Net income was $28.5 million compared to $26.1 million in the same period in 2005, an increase of 9.0 percent.  The Corporation increased its annualized effective tax rate for 2006 to 36.5 percent during the first quarter compared to 35.5 percent in first quarter 2005, due primarily to increased state taxes and the expiration of the research tax credit.  Net income per share was $0.55 per diluted share compared to $0.47 per diluted share in the first quarter 2005, an increase of 17.0 percent.  Included in first quarter 2006 results were net pre-tax restructuring charges and accelerated depreciation of $1.8 million, or approximately $0.02 per diluted share, due to plant closures and consolidations announced in third quarter 2005.  Net income per share was favorably impacted $0.04 per share as a result of the Corporation's share repurchase program.

Gross margins for the first quarter were 35.4 percent compared to 34.8 percent for the same quarter last year.  "The overall gross margin improvement reflects the full benefit of price increases implemented in 2005.  However, gross margins were negatively impacted by increases in material costs from first quarter 2005 levels," said Mr. Askren.

Total selling and administrative expenses, including restructuring charges, for the quarter increased as a percent of sales to 28.3 percent, compared to 27.6 percent in the first quarter 2005.  Included in first quarter 2006 were increased freight and distribution costs of $12 million due to volume, rate increases and fuel surcharges; selling and administrative costs of $9 million associated with the new acquisitions; $1.7 million of restructuring charges from the shutdown of two office furniture facilities that began in the third quarter 2005; $0.8 million of stock compensation expense due to the adoption of FAS 123(R); and investments in selling and marketing initiatives.  "Consistent with our fourth quarter conference call, SG&A as a percentage of sales increased due in part to transition costs associated with the newly acquired distribution and Lamex acquisitions, as well as other front-end marketing investments," said Mr. Askren.

Cash flow from operations for the first three months decreased to $8.7 million compared to $18.7 million last year.  The decline was primarily due to higher marketing program and incentive compensation payments in the first quarter driven by strong 2005 results.  Capital expenditures were $14.2 million in 2006 compared to $9.4 million in 2005.  The acquisitions completed during the quarter totaled $63.6 million.  The Corporation repurchased 290,875 shares of its common stock at a cost of approximately $16.6 million, or $57.18 per share, during the first quarter of 2006, compared to $21.7 million in the same period last year.  There is approximately $126.9 million remaining under the current repurchase authorization.  During the first quarter 2006, net borrowings under the Corporation's revolving credit facility increased $70 million to fund acquisitions, share repurchases, and seasonal cash requirements.

Office Furniture

	Three Months Ended		Percent
Dollars in Millions	04/01/2006	04/02/2005	Change

Sales	$490.7	$427.5	14.8%
Operating Profit	$40.5	$38.8	4.3%
Operating Profit %	8.2%	9.1%

First quarter sales for the office furniture segment increased $63.2 million to $490.7 million from $427.5 million for the same quarter last year.  Sales from the Corporation's acquisitions during first quarter 2006 as well as those completed in 2005 accounted for $17 million, or 3.9 percentage points, of the increase.  Operating profit as a percent of net sales decreased to 8.2 percent compared to 9.1 percent in the first quarter 2005.  Operating profit was negatively impacted by $1.8 million of costs related to facility shutdowns.  "The recent acquisition of Lamex, as expected, had a minimal impact on earnings.  In addition, transition costs related to distribution acquisitions completed in 2005 had an expected negative impact on profitability," said Mr. Askren.  "The investments in the front-end of our business are consistent with our stated strategy of creating long-term economic profit.  However, as planned, these investments will continue to negatively impact profitability in the short-term."

Hearth Products

	Three Months Ended		Percent
Dollars in Millions	04/01/2006	04/02/2005	Change

Sales	$158.0	$134.7	17.3%
Operating Profit	$11.7	$10.5	12.0%
Operating Profit %	7.4%	7.8%

First quarter net sales for the hearth products segment increased $23.2 million to $158.0 million from $134.7 million for the same quarter last year.  Sales from acquisitions during the first quarter of 2006 along with acquisitions completed in 2005 accounted for approximately $4 million, or 3.0 percentage points, of the increase.  Operating profit as a percent of net sales decreased to 7.4 percent compared to 7.8 percent in 2005 due to increased freight and distribution costs and higher volume of lower margin products and other brand building initiatives.  "We continue to experience solid performance in our hearth segment as we further strengthen our builder relationships and expand our remodel/retrofit business," said Mr. Askren.

Outlook

"We continue to see moderating growth trends in our office furniture and hearth businesses and expect to continue to outperform the industry for the full year," said Mr. Askren.  "However, profitability will be challenged in the second quarter.  We have planned expenditures and investments to support growth initiatives and we are experiencing negative momentum in input costs, freight, and distribution.  In addition, higher interest and amortization expense will further impact profitability.  As a result, we anticipate net income will be lower than the prior year quarter.  While the short-term impact will be negative, we believe these investments will continue to drive growth and create positive economic profit in the mid- to long-term."

The Corporation remains focused on creating long-term shareholder value by growing its business through investment in building brands, product solutions and selling models, enhancing its strong member-owner culture, and remaining focused on its long-standing rapid continuous improvement programs to build best total cost and a lean enterprise.

Conference Call

HNI Corporation will host a conference call on Thursday, April 20, 2006 at 10:00 a.m. CST to discuss first quarter 2006 results.  To participate, call the conference call line at
1-800-230-1092.  A replay of the conference call will be available until Thursday, April 27, 2006, 11:59 p.m. (Central).  To access this replay, dial 1-800-475-6701 - Access Code:
824167.  A link to the simultaneous web cast can be found on the Corporation's web site at www.hnicorp.com.

HNI Corporation is a NYSE traded company providing products and solutions for the home and workplace environments.  HNI Corporation is the second largest office furniture manufacturer in the world and is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The Corporation's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Heatilator®, Heat & GloTM, and Quadra-Fire®,have leading positions in their markets.  HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness.  By doing so, in 2006 the Corporation was recognized by Fortune Magazine as one of America's Most Admired Companies in the furniture industry, and was recognized by Forbes Magazine for the eighth consecutive year as one of the 400 Best Big Companies in America.  In 2005, the Corporation was recognized by Industry Week as one of the 50 Best Manufacturing Companies.  HNI Corporation's common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Corporation's website at www.hnicorp.com.

Statements in this release that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as "anticipate," "believe," "could," "confident," "estimate," "expect," "forecast," "intend," "likely," "may," "plan," "possible," "potential," "predict," "project," "should," and variations of such words and similar expressions identify forward-looking statements.  Forward-looking statements involve known and unknown risks, which may cause the Corporation's actual results in the future to differ materially from expected results.  These risks include, without limitation:  the Corporation's ability to realize financial benefits (a) from its price increases, (b) from its cost containment and business simplification initiatives, (c) from its investments in strategic acquisitions, new products and brand building, (d) from its investments in distribution and rapid continuous improvement, (e) from its repurchases of common stock, and (f) from its ability to maintain its effective tax rate; uncertainty related to the availability of cash to fund future growth; lower than expected demand for the Corporation's products due to uncertain political and economic conditions; lower industry growth than expected; major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; uncertainty related to disruptions of business by terrorism, military action, acts of God or other Force Majeure events; competitive pricing pressure from foreign and domestic competitors; higher than expected costs and lower than expected supplies of materials (including steel and petroleum based materials); higher than expected costs for energy and fuel; changes in the mix of products sold and of customers purchasing; currency fluctuations and other factors described in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement.  Unpredictable or unknown factors could also have material adverse effects on the Corporation.  All forward-looking statements included in this release are expressly qualified in their entirety by the foregoing cautionary statements.  The Corporation undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

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HNI CORPORATION

Condensed Consolidated Statement of Operations

	Three Months Ended
(Dollars in thousands, except per share data)	Apr. 1, 2006	Apr. 2, 2005
Net sales	$ 648,677	$ 562,261
Cost of products sold	419,067	366,416
Gross profit	229,610	195,845
Selling and administrative expenses	182,010	155,400
Restructuring and impairment charges	1,719	-
Operating income	45,881	40,445
Interest income	279	539
Interest expense	1,387	484
Earnings before income taxes and minority interest	44,773	40,500
Income taxes	16,342	14,378
Earnings before minority interest	28,431	26,122
Minority interest in earnings of subsidiary	(39)	-
Net income	$ 28,470	$ 26,122
Net income per common share - basic	$0.55	$0.47
Average number of common shares outstanding - basic	51,836,006	55,175,803
Net income per common share - diluted	$0.55	$0.47
Average number of common shares outstanding - diluted	52,229,322	55,551,134

                                      Condensed Consolidated Balance Sheet

Assets			Liabilities and Shareholders' Equity
	As of			As of
	Apr. 1,	Dec. 31,		Apr. 1,	Dec. 31,
(Dollars in thousands)	2006	2005		2006	2005
Cash and cash equivalents	$ 52,898	$ 75,707	Accounts payable and
Short-term investments	8,833	9,035	accrued expenses	$ 280,697	$ 307,952
Receivables	284,528	278,515	Income taxes	24,303	1,270
Inventories	100,282	91,110	Note payable and current
Deferred income taxes	16,250	15,831	maturities of long-term debt	26,167	40,350
Prepaid expenses and			Current maturities of other
other current assets	16,752	16,400	long-term obligations	3,580	8,602
Current assets	479,543	486,598	Current liabilities	334,747	358,174

			Long-term debt	187,050	103,050
			Capital lease obligations	786	819
Property and equipment - net	307,709	294,660	Other long-term liabilities	49,283	48,671
Goodwill	254,378	242,244	Deferred income taxes	26,013	35,473
Other assets	166,356	116,769
			Minority interest in subsidiary	451	140
			Shareholders' equity	609,656	593,944
			Total liabilities and
Total assets	$1,207,986	$1,140,271	shareholders' equity	$1,207,986	$1,140,271

                                 Condensed Consolidated Statement of Cash Flows

	Three Months Ended
(Dollars in thousands)	Apr. 1, 2006	Apr. 2, 2005
Net cash flows from (to) operating activities	$ 8,724	$ 18,653
Net cash flows from (to) investing activities:
Capital expenditures	(14,248)	(9,447)
Acquisition spending	(63,641)	(9,874)
Other	50	2,802
Net cash flows from (to) financing activities	46,306	(5,503)
Net increase (decrease) in cash and cash equivalents	(22,809)	(3,369)
Cash and cash equivalents at beginning of period	75,707	29,676
Cash and cash equivalents at end of period	$ 52,898	$ 26,307

Business Segment Data

	Three Months Ended
(Dollars in thousands)	Apr. 1, 2006	Apr. 2, 2005
Net sales:
Office furniture	$ 490,719	$ 427,547
Hearth products	157,958	134,714
	$ 648,677	$ 562,261

Operating profit:
Office furniture (1)
Operations before restructuring charges	$ 42,179	$ 38,808
Restructuring and impairment charges	(1,719)	-
Office furniture - net	40,460	38,808
Hearth products	11,733	10,480
Total operating profit	52,193	49,288
Unallocated corporate expense	(7,359)	(8,788)
Income before income taxes	$ 44,834	$ 40,500

Depreciation and amortization expense:
Office furniture	$ 11,155	$ 10,968
Hearth products	4,533	4,322
General corporate	1,140	1,592
	$ 16,828	$ 16,882

Capital expenditures - net:
Office furniture	$ 9,471	$ 6,598
Hearth products	2,770	2,562
General corporate	2,007	287
	$ 14,248	$ 9,447

	As of	As of
	Apr. 1, 2006	Apr. 2, 2005
Identifiable assets:
Office furniture	$ 708,767	$ 594,732
Hearth products	374,963	351,229
General corporate	124,256	101,159
	$1,207,986	$1,047,120
(1) Includes minority interest

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